Exhibit 99

Carpenter Technology Reports Record Second Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Jan. 23, 2006--Carpenter
Technology Corporation (NYSE:CRS):

    -- Quarterly net income up 32% to a second quarter record $42.9 million - second highest overall quarterly net income in Company history

    --  Operating income up 42% from a year ago

    --  Record second quarter revenues of $345.7 million

    Carpenter Technology Corporation (NYSE:CRS) today reported record second quarter sales and net income. The Company continued to experience strong demand for its higher value materials, particularly in the aerospace and medical markets, and to benefit from its lean and variation reduction initiatives.
    Net sales for the second quarter ended December 31, 2005 were $345.7 million, compared with $312.1 million for the same quarter a year ago.
    Net income in the second quarter was $42.9 million, or $1.65 per diluted share, compared to net income of $32.5 million, or $1.28 per diluted share, a year ago.
    Free cash flow in the second quarter was $41.4 million, compared with $15.3 million in the quarter a year ago. At December 31, 2005, net debt was $12.5 million, down $164.3 million from a year ago, and $46.9 million from the end of the last quarter.

    First Half Results

    Net sales for the first six months of the current fiscal year were $691.7 million, compared with $609.7 million for the same period a year ago.
    Net income for the first six months of the current fiscal year was $83.0 million, or $3.19 per diluted share, compared with net income of $52.4 million, or $2.09 per diluted share, for the same period a year ago.
    Free cash flow for the first six months of fiscal 2006 was $42.1 million, compared to free cash flow of $42.6 million for the same period a year ago.

    Second Quarter - Operating Summary

    "Results this quarter reflected solid demand for our higher value materials across several key end-use markets worldwide," said Robert
J. Torcolini, chairman, president and chief executive officer. "The ongoing strength of the aerospace market drove increased demand for our special alloys, titanium and ceramic materials. In addition, the pursuit of operational excellence through our relentless focus on lean initiatives and variation reduction contributed to the increased profitability.
    "This was the second most profitable quarter in Carpenter's history despite what has historically been one of our seasonally weakest periods," Torcolini added. "Our performance this quarter represents further progress in creating an operating model that should sustain returns above our cost of capital and build shareholder value through all phases of a business cycle."
    For the second quarter, Carpenter's sales increased 11 percent compared to a year ago. Excluding a business divested in the fourth quarter of fiscal 2005, sales in the second quarter were up 14 percent compared to the same quarter a year ago. Sales in the most recent quarter benefited from increased sales of higher value materials, especially to the aerospace and medical markets, higher base selling prices and surcharges. Adjusted for surcharge revenue, sales increased 12 percent from the second quarter a year ago.
    Sales increased in several key end-use markets during the second quarter versus the same quarter a year ago. Medical market sales increased 63 percent as a result of growth with key customers, international sales growth and increased selling prices.
    Aerospace market sales increased 44 percent, which reflected strong demand for special alloys and ceramics used in the manufacture of jet engines, and titanium used in the manufacture of structural components. Demand for these materials is not only being driven by the significant increase in the number of aircraft being built but also by the specific models of aircraft. The new wide-body aircraft typically require a greater use of lighter-weight materials such as titanium.
    Sales to the automotive and truck markets increased 1 percent. Solid demand from the heavy duty truck market was partially offset by the effects of reduced automotive production levels and corresponding inventory adjustments within the supply chain.
    Sales to the power generation market decreased 27 percent. Adjusting for sales from the divested business, sales to this market increased 20 percent in the second quarter compared to the same quarter a year ago.
    Sales to the consumer market were down 7 percent compared to a year ago primarily due to the intentional reduction in the sale of marginally profitable products. Also, reduced demand for materials sold to the housing and electronics markets contributed to the decline.
    Industrial market sales decreased 12 percent also due to our decision not to pursue marginally profitable business as well as inventory adjustments within certain supply channels.
    Geographically, sales outside the United States increased 29 percent from a year ago and represented 31 percent of second quarter sales. International sales reflected strong demand for higher value materials, particularly in the aerospace and medical markets.
    Carpenter's gross profit in the second quarter increased to $93.8 million, or 27.1 percent of sales, from $74.5 million, or 23.9 percent of sales, in the same quarter a year ago.
    The 320 basis point increase in the gross profit margin reflected higher base selling prices, and a richer product mix. Margins also benefited from the continuing lean and variation reduction initiatives.
    Carpenter's second quarter operating income increased to $63.9 million, or 18.5 percent of sales, from $44.9 million, or 14.4 percent of sales, a year ago. The increase is the product of improved gross margins and selling and administrative expenses that were held flat compared to a year ago.

    Outlook

    "We expect that the strength of key end-use markets, particularly aerospace, will continue to drive our performance through the balance of this fiscal year," Torcolini said. "Additionally, we remain dedicated to reducing costs and improving operating performance through lean initiatives and variation reduction."
    Consequently, based upon our expectations for improvements in working capital, Carpenter is now raising its fiscal 2006 free cash flow forecast to be in excess of $150 million. The company previously estimated that free cash flow would be in excess of $125 million.

    Segment Results - Second Quarter

    Specialty Metals

    Net sales for the quarter ended December 31, 2005 for the Specialty Metals segment, which includes Specialty Alloys Operations
(SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $321.0 million, compared to $280.4 million in the same quarter a year ago.
    SAO sales increased 11 percent from the same quarter a year ago. The increase was due primarily to strong demand for higher value materials from the aerospace market, pricing actions, and surcharges. SAO volume decreased 18 percent from the same quarter a year ago. The decline reflects a strategy not to pursue marginally profitable business in addition to lower shipments to the industrial, consumer and automotive markets.
    Dynamet's sales increased 60 percent in the second quarter versus a year ago. Robust demand from the aerospace market, continued growth in the domestic and foreign medical markets and higher base selling prices were principally responsible for sales growth. The sales increase also reflected the impact of a significant rise in titanium costs.
    CPP's sales were 13 percent higher than a year ago due to higher selling prices and increased demand from the industrial market.
    Operating income for the Specialty Metals segment was $63.2 million, compared to $40.1 million a year ago. The increase in operating income reflected increased sales of higher value materials, higher base prices and continued operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $25.3 million, compared to $32.5 million a year ago. Last year's second quarter included $9.5 million in sales from a business that was divested in the fourth quarter of fiscal 2005. Sales in this segment increased across most major end-use markets.
    In the second quarter, operating income for the Engineered Products segment was $4.2 million compared to $6.2 million in the second quarter of 2005. The reduction is primarily attributable to operating income from the divested business included in the second quarter of 2005.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first six months of fiscal 2006 for the Specialty Metals segment were $642.3 million, compared to $547.5 million for the same period a year ago.
    SAO sales increased 13 percent from the same period a year ago due to solid demand for higher value materials from the aerospace, power generation and medical markets, pricing actions and surcharges. SAO volume decreased 17 percent from the same period a year ago due to the intentional reduction in the sale of marginally profitable products and lower shipments primarily to the industrial, consumer and automotive markets.
    Dynamet's sales increased 59 percent during the first six months of fiscal 2006 compared to the same period a year ago. Robust demand from the aerospace market, continued growth in the domestic and foreign medical markets and higher base selling prices were principally responsible for sales growth.
    CPP's sales were 28 percent higher than a year ago due to higher selling prices, stronger demand from the industrial market and a better product mix.
    Operating income for the Specialty Metals segment was $124.2 million for the first six months of fiscal 2006 as compared to $72.9 million for the same period a year ago. The increase in operating income reflected increased sales of higher value materials, higher base prices and continued operational improvements.

    Engineered Products Segment

    Net sales for the Engineered Products segment through the first six months of fiscal 2006 was $50.3 million as compared to $63.7 million for the same period a year ago. Sales in the first half of fiscal 2005 included $16.8 million from a business that was subsequently divested. This group of companies experienced increased sales to the automotive, power generation, medical and aerospace markets, and higher base selling prices.
    Operating income for the Engineered Products segment was $9.4 million compared to $10.8 million in the first half of fiscal 2005. The reduction is primarily attributable to operating income from the divested business included in the first six months of fiscal 2005.

    Net Pension Expense

    In the second quarter of 2006, Carpenter had pre-tax net pension expense of $2.7 million. This was partially offset by the favorable tax effects of Medicare Part D, which resulted in net pension expense of $0.05 per diluted share. This compares to pre-tax net pension expense of $0.6 million, or less than $0.01 per diluted share, for the same quarter a year ago.
    The increase in the net pension expense in the second quarter of fiscal 2006 from a year ago primarily reflects a decrease in the discount rate from 6.25% to 5.00% as a result of a lower interest rate environment.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year. The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the second quarter of fiscal 2006, selling and administrative expenses of $29.9 million were 8.6 percent of sales compared to $29.6 million, or 9.5 percent of sales, in the same quarter a year ago.
    For the first six months of fiscal 2006, selling and administrative expenses of $58.0 million were 8.4 percent of sales compared to $57.3 million, or 9.4 percent of sales, for the first half of fiscal 2005.
    Interest expense for the quarter of $5.9 million was unchanged from the second quarter a year ago. For the first six months of fiscal 2006, interest expense was $11.9 million compared to $11.7 million in the same period a year ago.
    Other income in the quarter was $8.7 million compared to $4.8 million in last year's second quarter. The increase in other income for the quarter is primarily due to increases in interest income from higher balances of invested cash, increased receipts from the "Continued Dumping and Subsidy Offset Act" and foreign exchange gains.
    Receipts from the "Continued Dumping and Subsidy Offset Act of 2000" were $4.8 million in the most recent second quarter. In last year's second quarter, receipts under this program were $3.6 million.
    For fiscal 2006 year to date, other income rose to $11.7 million from $5.3 million for the comparable year ago period. The increase in other income is due primarily to increases in interest income from higher balances of invested cash, increased receipts from the "Continued Dumping and Subsidy Offset Act" and foreign exchange gains.
    In the second quarter of fiscal 2005, Carpenter's income tax provision benefited from a $4.5 million, or the equivalent of $0.18 per diluted share, favorable settlement of an outstanding tax matter.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow in the recent second quarter was $41.4 million, compared with free cash flow of $15.3 million in the second quarter a year ago. Through the first six months of fiscal 2006 free cash flow was $42.1 million, compared to $42.6 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs.

    Conference Call

    Carpenter will host a conference call and webcast today, January 23, at 10:00 AM, Eastern Time, to discuss the results of operations for the second quarter of fiscal 2006.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.
    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2005, its subsequent Form 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.


                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                       Three Months
                                           Ended      Six Months Ended
                                        December 31     December 31
                                      --------------- ----------------
                                        2005    2004    2005     2004
                                      ------- ------- ------- --------

NET SALES                             $345.7  $312.1  $691.7   $609.7

Cost of sales                          251.9   237.6   506.2    471.7
                                      ------- ------- ------- --------
Gross profit                            93.8    74.5   185.5    138.0

Selling and administrative expenses     29.9    29.6    58.0     57.3
                                      ------- ------- ------- --------
Operating income                        63.9    44.9   127.5     80.7

Interest expense                         5.9     5.9    11.9     11.7
Other income, net                       (8.7)   (4.8)  (11.7)    (5.3)
                                      ------- ------- ------- --------

Income before income taxes              66.7    43.8   127.3     74.3
Income taxes                            23.8    11.3    44.3     21.9
                                      ------- ------- ------- --------
NET INCOME                             $42.9   $32.5   $83.0    $52.4
                                      ======= ======= ======= ========

EARNINGS PER COMMON SHARE:
   Basic                               $1.69   $1.33   $3.28    $2.17
                                      ======= ======= ======= ========
   Diluted                             $1.65   $1.28   $3.19    $2.09
                                      ======= ======= ======= ========


WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
   Basic                                25.2    24.1    25.1     23.8
                                      ======= ======= ======= ========
   Diluted                              26.0    25.1    25.9     24.8
                                      ======= ======= ======= ========

Cash dividends per common share        $0.15    0.10   $0.30  $0.1825
                                      ======= ======= ======= ========





                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                    Six Months Ended
                                                      December 31
                                                  --------------------
                                                    2005       2004
                                                  ---------- ---------

OPERATIONS:
  Net income                                          $83.0     $52.4
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                       22.5      23.4
    Amortization                                        1.0       2.0
    Deferred income taxes                               1.8       9.4
    Net pension expense                                 5.4       1.2
    Net loss on asset disposals                         0.3       0.1
  Changes in working capital and other:
    Receivables                                        15.6      (4.4)
    Inventories                                       (36.5)    (28.5)
    Other current assets                                4.7      (3.5)
    Accounts payable                                  (27.0)    (14.5)
    Accrued current liabilities                        (6.0)     12.4
    Other, net                                         (4.5)      2.4
                                                  ---------- ---------
Net cash provided from operations                      60.3      52.4
                                                  ---------- ---------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software          (10.2)     (4.8)
  Proceeds from disposals of plant and equipment        0.2       0.2
  Purchases of marketable securities                 (150.3)    (65.5)
  Sales of marketable securities                      185.9      19.3
                                                  ---------- ---------
Net cash provided from (used for) investing
 activities                                            25.6     (50.8)
                                                  ---------- ---------

FINANCING ACTIVITIES:
  Net change in short-term debt                          --      (0.7)
  Dividends paid                                       (8.2)     (5.2)
  Proceeds from issuance of common stock                7.7      35.1
                                                  ---------- ---------
Net cash (used for) provided from financing
 activities                                            (0.5)     29.2
                                                  ---------- ---------

Effect of exchange rate changes on cash and cash
 equivalents                                            0.9      (3.7)
                                                  ---------- ---------

INCREASE IN CASH AND CASH EQUIVALENTS                  86.3      27.1
Cash and cash equivalents at beginning of period      163.8      76.6
                                                  ---------- ---------
Cash and cash equivalents at end of period           $250.1    $103.7
                                                  ========== =========



Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                                December 31   June 30
                                                   2005        2005
                                                ------------ ---------

ASSETS
Current assets:
  Cash and cash equivalents                          $250.1    $163.8
  Marketable securities                                71.0     106.6
  Accounts receivable, net                            176.8     193.4
  Inventories                                         264.8     228.6
  Deferred income taxes                                 8.5       7.4
  Other current assets                                 24.3      31.8
                                                ------------ ---------
     Total current assets                             795.5     731.6

Property, plant and equipment, net                    555.8     569.2
Prepaid pension cost                                  249.0     250.8
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        20.6      21.1
Other assets                                           33.7      34.3
                                                ------------ ---------
Total assets                                       $1,701.0  $1,653.4
                                                ============ =========

LIABILITIES
Current liabilities:
  Accounts payable                                   $106.2    $133.4
  Accrued liabilities                                 105.3     115.5
  Current portion of long-term debt                     0.2       0.2
                                                ------------ ---------
     Total current liabilities                        211.7     249.1

Long-term debt, net of current portion                333.4     333.7
Accrued postretirement benefits                       103.9     108.5
Deferred income taxes                                 194.9     192.5
Other liabilities                                      46.3      45.4
                                                ------------ ---------
Total liabilities                                     890.2     929.2
                                                ------------ ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          18.9      19.7
  Common stock                                        131.3     129.7
  Capital in excess of par value - common stock       289.0     278.1
  Reinvested earnings                                 429.3     354.5
  Common stock in treasury, at cost                   (35.9)    (35.8)
  Deferred compensation                                (7.3)     (9.2)
  Accumulated other comprehensive loss                (14.5)    (12.8)
                                                ------------ ---------
     Total stockholders' equity                       810.8     724.2
                                                ------------ ---------

Total liabilities and stockholders' equity         $1,701.0  $1,653.4
                                                ============ =========






                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in millions)


                                        Three Months     Six Months
                                            Ended           Ended
                                         December 31     December 31
                                       --------------- ---------------
                                         2005    2004    2005    2004
                                       ------- ------- ------- -------

Net sales:
  Specialty Metals                     $321.0  $280.4  $642.3  $547.5
  Engineered Products                    25.3    32.5    50.3    63.7
  Intersegment                           (0.6)   (0.8)   (0.9)   (1.5)
                                       ------- ------- ------- -------

  Consolidated net sales               $345.7  $312.1  $691.7  $609.7
                                       ======= ======= ======= =======

Operating income:
  Specialty Metals                      $63.2   $40.1  $124.2   $72.9
  Engineered Products                     4.2     6.2     9.4    10.8
  Corporate costs                        (6.1)   (5.0)  (11.4)  (10.1)
  Pension earnings, interest &
   deferrals                              2.6     3.7     5.2     7.4
  Intersegment                            ---    (0.1)    0.1    (0.3)
                                       ------- ------- ------- -------

   Consolidated operating income        $63.9   $44.9  $127.5   $80.7
                                       ======= ======= ======= =======



Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."






                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                   Three Months Ended Six Months Ended
                                      December 31        December 31
                                   ------------------ ----------------
FREE CASH FLOW                         2005     2004    2005    2004
                                   ----------- ------ -------- -------

Net cash provided from operations      $50.0   $20.3   $60.3   $52.4
Purchases of plant, equipment and
 software                               (4.5)   (2.3)  (10.2)   (4.8)
Proceeds from disposals of plant and
   equipment                             ---     0.2     0.2     0.2
Dividends paid                          (4.1)   (2.9)   (8.2)   (5.2)
                                   ----------- ------ -------- -------
Free cash flow                         $41.4   $15.3   $42.1   $42.6
                                   =========== ====== ======== =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses.




                                       December 31 June 30 December 31
NET DEBT                                  2005      2005      2004
                                       ----------- ------- -----------

Short-term debt                              $---    $---        $1.7
Current portion of long-term debt             0.2     0.2        20.2
Long-term debt, net of current portion      333.4   333.7       333.6
                                       ----------- ------- -----------
Total debt                                  333.6   333.9       355.5
Cash                                       (250.1) (163.8)     (103.7)
Marketable securities                       (71.0) (106.6)      (75.0)
                                       ----------- ------- -----------
Net debt                                    $12.5   $63.5      $176.8
                                       =========== ======= ===========

Accumulated cash and marketable securities can be used for debt repayment, if appropriate.




                                   Three Months Ended Six Months Ended
                                      December 31        December 31
                                   ------------------ ----------------
NET PENSION EXPENSE                   2005    2004      2005    2004
                                   --------- -------- ------- --------

Pension plan expense (income)          $1.5   ($0.6)    $3.0   ($1.2)
Other postretirement benefits
 expense                                1.2     1.2      2.4     2.4
                                   --------- -------- ------- --------
Pre-tax net pension expense             2.7     0.6      5.4     1.2
Income tax benefit                     (1.3)   (0.5)    (2.6)   (1.1)
                                   --------- -------- ------- --------
Net pension expense                    $1.4    $0.1     $2.8    $0.1
                                   ========= ======== ======= ========

Net pension expense per share         $0.05   $0.00    $0.11   $0.00
                                   ================== ================

Weighted average diluted common
 shares                                26.0    25.1     25.9    24.8
                                   ================== ================

Grouping these retirement benefits together, and discussing changes in this volatile net expense is helpful in analyzing the operational performance of the company.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com